UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

CTI INDUSTRIES CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22160 North Pepper Road, Lake Barrington, IL	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (847) 382-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 1.01 – Entry in to a Material Definitive Agreement

On April 29, 2010, Registrant entered into a Credit Agreement and associated documents with Harris N.A. (“Harris”) under which Harris agreed to extend to Registrant a credit facility in the aggregate amount of $14,417,000.  The facility includes (i) a Revolving Credit providing for maximum advances to Registrant, and letters of credit,  based upon the level of availability measured by the levels of eligible receivables and inventory of Registrant of $9,000,000, (ii) an Equipment Loan of up to $2,500,000 providing for loans for the purchase of equipment, (iii) a Mortgage Loan of $2,333,350 and (iv) a Term Loan in the amount of $583,333.  The maturity date of the loans is April 29, 2013.

On April 30, 2010, the loan transaction was closed and loan advances were made by Harris in the aggregate amount of $11,964,739 to pay off all balances due under loan and lease obligations of Registrant with Charter One Bank, N.A. and RBS Asset Finance, Inc.

The Credit Agreement includes various representations, warranties and covenants of Registrant, including financial covenants covering the senior leverage ratio, fixed charge coverage ratio and tangible net worth.

In connection with the Credit Agreement, Registrant executed and delivered to Harris, a Term Loan Note, a Mortgage Loan Note, an Equipment Note and a Revolving Note, as well as a form of Mortgage, Security Agreement, Pledge Agreement (pursuant to which shares of capital stock of the Registrant’s Mexico subsidiary were pledged as security for the loans), Patent Security Agreement and Trademark Security Agreement.  Two officers and principal shareholders of Registrant, John H. Schwan and Stephen M. Merrick (“Guarantors”) each executed Limited Guaranties of the loans and also executed Subordination Agreements with respect to obligations of Registrant to them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Industries Corporation
(Registrant)

Date: May 3, 2010	By:	/s/ Stephen M. Merrick
Stephen M. Merrick
Chief Financial Officer